UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 1, 2021

Commission File Number 001-36501

THE MICHAELS COMPANIES, INC.

(Exact Name of Registrant as Specified in Charter)

A Delaware Corporation

IRS Employer

Identification No. 37-1737959

3939 West John Carpenter Freeway

Irving, Texas 75063

(972) 409-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.06775 par value	MIK	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On April 1, 2021, Michaels Stores, Inc. (“MSI”), an indirect, wholly-owned subsidiary of The Michaels Companies, Inc. (the “Company”), caused to be delivered to the holders of MSI’s 8.000% Senior Notes due 2027 (the “Senior Notes”) and 4.750% Senior Secured Notes due 2027 (the “Secured Notes”) notices of conditional redemption (the “Notices of Redemption”) relating to the redemption in full of the Senior Notes, in an aggregate principal amount of $500,000,000, and Secured Notes, in an aggregate principal amount of $375,000,000 (collectively, the “Redemption”). The Redemption is subject to the consummation of the merger of Magic MergeCo, Inc., a Delaware corporation (“Merger Sub”), with and into the Company pursuant to the previously disclosed Agreement and Plan of Merger, dated as of March 2, 2021, by and among the Company, Magic AcquireCo, Inc., a Delaware corporation, and Merger Sub on or before the redemption date described below (the “Condition”). The redemption date is April 15, 2021, provided that (A) it may be delayed until such time as the Condition is satisfied (or waived by the Company in its sole discretion) and (B) the Notices of Redemption may be rescinded in the event that the Condition is not satisfied by the redemption date or if in the good faith judgment of the Company the Condition will not be satisfied. The Company would redeem each of the Senior Notes and the Secured Notes at a redemption price equal to 100% plus the applicable make-whole premium. The Company would pay accrued and unpaid interest on the Senior Notes and Secured Notes to, but excluding, the redemption date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MICHAELS COMPANIES, INC.

By:	/s/ Michael F. Diamond
Michael F. Diamond
Executive Vice President and Chief Financial Officer

Dated: April 1, 2021